Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED OFFTAKE AGREEMENT

BY AND BETWEEN

MP MINE OPERATIONS LLC

AND

SHENGHE RESOURCES (SINGAPORE) INTERNATIONAL TRADING PTE. LTD.

Dated as of May 19, 2020

ii

Section 16.5	Entire Agreement	25
Section 16.6	Assignment	25
Section 16.7	Amendments	25
Section 16.8	Severability	25
Section 16.9	Beneficiaries; Successors and Assigns	25
Section 16.10	Waivers	26
Section 16.11	Compliance	26
Section 16.12	Counterparts	26

Schedules

Schedule 1	Offtake Products
Schedule 2	Recoupment Schedule

iii

AMENDED AND RESTATED OFFTAKE AGREEMENT

THIS AMENDED AND RESTATED OFFTAKE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is dated as of May 19, 2020, and is entered into by and between:

MP MINE OPERATIONS LLC, a Delaware limited liability company (“Seller”); and

SHENGHE RESOURCES (SINGAPORE) INTERNATIONAL TRADING PTE. LTD., a private limited company organized under the laws of Singapore with its registered office at 60 Paya Lebar Road #08-05 Paya Lebar Square Singapore 409051 (“Buyer”).

(Each of Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Seller is the owner and operator of a rare earth minerals mining and processing facility located in Mountain Pass (San Bernardino County), California (excluding the subterranean mineral rights that are owned by Secure Natural Resources LLC and leased to Seller, the “Mountain Pass Facility” or “Facility”);

WHEREAS, the Parties entered into that certain Offtake Agreement, dated as of May 22, 2017 (as amended, modified or supplemented from time to time, the “Original Offtake Agreement”);

WHEREAS, the Parties and Leshan Shenghe Rare Earth Co., Ltd, an affiliate of Buyer, entered into that certain Framework Agreement and Amendment, dated as of May 6, 2020 (the “Framework Agreement”); and

WHEREAS, as contemplated by the Framework Agreement, the Parties desire to amend and restate the Original Offtake Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. In this Agreement, the following terms shall have the meanings specified or referred to below:

“Acceptable Bank” means Bank of China, the Industrial and Commercial Bank of China Limited, the Agricultural Bank of China and China Construction Bank, and any commercial bank that:

(i)	is organized under the laws of, or is a foreign bank that is licensed to do business in, the United States or any state thereof:

(ii)	has capital, surplus and undivided profits of at least $500,000,000; and

(iii)

has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by Standard & Poor’s Ratings Services and “A3” or better by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if neither such corporation is in the business of rating unsecured bank indebtedness).

“Advance Purchase Price Payment Amount” or “APPPA” has the meaning specified in Section 4.1.

“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of the foregoing definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, provided that a Person who owns greater than fifty percent (50%) of any outstanding class of voting securities of any other Person shall be deemed to control such other Person.

“Agreement” has the meaning set forth in the Preamble.

“Annual Production Forecast” has the meaning specified in Section 5.3(a).

“Annual Production Notice” has the meaning specified in Section 5.3(c).

“Annual Request Notice” has the meaning specified in Section 5.3(b).

“Asset Sale” means any sale by Seller of (i) equipment, machinery, spare parts or other fixed or intangible assets that are not needed to operate the Facility, and (ii) inventory from the Facility produced prior to the Commercial Operations Date, and in the case of (i) and (ii), where the proceeds of such sale will not be reinvested in replacement equipment, machinery, spare parts or other assets. For the avoidance of doubt, the term “Asset Sale” shall not include, among other things, sales of inventory from the Facility produced after the Commercial Operations Date or any sale of all or substantially all of the assets of Seller and its subsidiaries, taken as a whole.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Singapore, China, or New York, New York or San Bernardino, California, U.S.A. are authorized or required to be closed to the public.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Change of Control” means the occurrence of any of the following events:

(i)	the shares of Shenghe cease to be listed on the Shanghai Stock Exchange;

(ii)	the sale of all or substantially all of the assets of Shenghe;

(iii)

any Person or group of Persons (excluding the current largest shareholder of Shenghe) acting together directly or indirectly becomes the beneficial owner of more than 30% of the outstanding equity interests in Shenghe and possesses the power to direct the management and policies of Shenghe; or

(iv)	Shenghe and its Affiliates cease to own more than 60% of the equity interests in Buyer.

“Commercial Operations Date” means the date the Mountain Pass Facility was declared by Seller, after consultation with Buyer, ready to commence commercial operations.

“Commission Fee” has the meaning specified in Section 2.2.

“Contract Quarter” means a calendar quarter during a Contract Year, with the first Contract Quarter of each Contract Year commencing on the first day of January and ending on the last day of March in such Contract Year, and each subsequent Contract Quarter consisting of each subsequent consecutive three (3) Month period in such Contract Year.

“Contract Year” means a Year during the Term.

“Covered Costs” means Buyer’s costs directly related to the sale of Offtake Products, including labor costs, travel, office rent and other administration fees, charges for delivery orders, customs clearance, port surcharges, drayage, devanning, sampling, analysis, and analysis arbitration.

“Deducted Taxes” has the meaning specified in Section 10.1.

“Delivery Point” means (i) with respect to light rare earth concentrate, [***] or [***], as specified by Buyer, in the People’s Republic of China or such other location as the Parties mutually agree, and (ii) with respect to all other Offtake Products, such location as may be mutually agreed by the Parties from time to time.

“Dispute” means any and all questions, claims, controversies or disputes arising out of or relating to the validity, interpretation, performance, effect or breach of this Agreement or the rights and obligations arising hereunder.

“Distributor” means Ningbo Ruiyu New Material Co., Ltd, a limited company organized under the laws of the People’s Republic of China with its registered office at Room B195, Building 5, Zhongchuang Zone, North of Binhai Si Road, Hangzhou Bay New Zone, Ningbo, China.

“Effective Date” has the meaning specified in Section 3.1(a).

“Event of Default” has the meaning specified in Section 12.1.

“Expiration Date” means the Recoupment Date.

“Extraordinary Charges” means charges for container cleaning and repairs, and any costs related to government inspections (extraordinary customs inspections, material testing, and container detention charges).

“Facility” has the meaning set forth in the Recitals.

“February 2019 Letter Agreement” means that certain letter agreement, dated February 15, 2019, by and between Seller and Buyer.

“Force Majeure” has the meaning set forth in Section 11.1.

“Governmental Authority” means any unit, agency, ministry, commission, division, department, instrumentality or other similar legal authority of any branch of government (whether executive, legislative, judicial, regulatory or administrative) at any level of government (whether national, federal, regional, state, provincial, municipal, territorial or local, foreign or domestic), any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Gross Profits” means, with respect to any quantity of Offtake Products, the positive difference between (i) the gross proceeds from [***], and (ii) the [***], provided that, for each calendar month, the aggregate Gross Profits during such month based on the foregoing calculation shall be further reduced by the [***] applied pursuant to Section 2.2, all as determined in accordance with US GAAP. Gross Profits shall be set forth in the applicable invoice(s) delivered by Seller pursuant to Section 6.2(c) and adjusted (if necessary) to take into account the sales prices and other relevant information (including rare earth oxide content) as reflected in the customer invoices and other records delivered by Buyer pursuant to Section 7.2(c).

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board.

“Initial Prepayment Amount” has the meaning specified in Section 4.1.

“Insolvency Event” means, with respect to any Person, any one or more of the following events or circumstances:

(i)	such Person commences a voluntary case under any applicable Law concerning bankruptcy, insolvency, reorganization or liquidation now or hereafter in effect;

(ii)

such Person consents to the entry of an order for relief in an involuntary case under any such Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets;

(iii)	such Person makes a general assignment for the benefit of creditors;

(iv)	such Person takes corporate or other action in furtherance of any of the foregoing; or

(v)    entry is made against such Person of a judgment, decree or order for relief affecting a substantial part of any of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect and such judgment, decree or order continues unstayed and in effect for a period of sixty (60) days. “Law” means any law (including common law), statute, code, ordinance, constitution, treaty, rule, regulation, order, judgment, ruling, decree, proclamation, declaration, injunction, award or other direction or requirement of any Governmental Authority, including any judicial or administrative interpretation thereof.

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all reasonable legal, advisory and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise).

“Market Price” means the price set forth in the applicable purchase agreement for the purchase of a particular quantity of Offtake Products by Buyer from the Seller pursuant to this Agreement as determined as follows:

(i)	with respect Offtake Products comprised of light rare earth concentrate, the price [***]. This Market Price is intended to constitute the [***]; and

(ii)

with respect to any other Offtake Products, the Asia Metals Market Price for each such product either at the time of sale or averaged over a specified period of time, as mutually agreed by the Parties. If the Asia Metals Market Price is not available, the Parties will mutually agree on another widely accepted market index. If no such market index is available for a particular Offtake Product, then the Parties will negotiate in good faith and mutually agree on the pricing for such product.

“Month” means a calendar month.

“Monthly Offtake Notice” has the meaning specified in Section 5.4(c).

“Monthly Offtake Quantities” has the meaning specified in Section 5.4(c).

“Monthly Production Notice” has the meaning specified in Section 5.4(b).

“Mountain Pass Facility” has the meaning set forth in the Recitals.

“Net After-Tax Proceeds” means, with respect to any Asset Sale, an amount equal to the net cash proceeds received by Seller from such Asset Sale, after deducting any expenses paid or taxes incurred by Seller in connection with or as a result of such Asset Sale.

“Net After-Tax Profits” means, with respect to any Asset Sale, an amount equal to the excess of (i) the Net After-Tax Proceeds from such Asset Sale over (ii) the Seller’s basis, determined in accordance with US GAAP, in the assets included in the Asset Sale.

“Net Income” means, with respect to any Contract Year, Seller’s net income for such Contract Year, as determined in accordance with US GAAP.

“Offtake Products” means the rare earth products specified on Schedule 1 that are produced by the mining and processing operations of the Facility during the Term.

“Offtake Shortfall” has the meaning set forth in Section 5.8(a).

“Original Offtake Agreement” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permit” means any permit, certificate, license, authorization, approval, franchise, concession, waiver, filing, registration or notice required to be obtained from, or provided to, any Governmental Authority.

“Permit Transfer Additional Advance” has the meaning set forth in Section 4.1.

“Permit Transfer Additional Advance Letter Agreement” or “PTAALA” means that certain letter agreement, dated June 20, 2017, by and between Seller and Buyer.

“Person” means any individual, partnership, corporation, limited liability company, cooperative, association, foundation, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or any other entity (in each case whether or not incorporated and whether or not having a separate legal identity).

“Prepaid Balance” means, as of any date of determination, the Prepayment Amount, less the sum of: (i) the aggregate amount of Gross Profits received by Buyer on all sales of Offtake Products through such date of determination, plus (ii) all payments made to Buyer in connection with Seller’s sales of Offtake Products pursuant to Section 5.10, plus (iii) all payments made to Buyer in respect of Seller’s Net Income in accordance with Section 7.1(b), plus (iv) the aggregate amount of any payments made by Seller to Buyer from the cash proceeds of Asset Sales in accordance with Section 7.1(c), plus (v) any other payments made by Seller to Buyer (whether from the proceeds of a third party financing or from any other source) that are designated by Seller as payments made in order to reduce the Prepaid Balance.

“Prepayment Amount” means the Initial Prepayment Amount plus the Permit Transfer Additional Advance plus the Advance Purchase Price Payment Amount.

“Production Quantities” means, with respect to any referenced period, the types and respective quantities of all Offtake Products produced, or expected to be produced, by the Facility during such period.

“Purchase Price” has the meaning specified in Section 6.1.

“Quarterly Production Notice” has the meaning specified in Section 5.4(a).

“Recoupment Date” means the date on which the Prepaid Balance has been reduced to zero dollars ($0) in accordance with Section 7.1.

“Recoupment Schedule” has the meaning specified in Section 7.2(b).

“Sanctioned or Designated Person” means, any Person (a) that is, or is owned or controlled by, a Person then appearing upon the “Denied Persons List” or “Entity List,” as maintained by the U.S. Department of Commerce; or (b) that is, or is owned or controlled by, (i) a Person on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List,” or any other Person with whom dealings are restricted or prohibited by the United States, including Persons resident in embargoed countries, territories, or regions; (ii) the government, including any political subdivision, agency, or instrumentality thereof, or any national, of any country, territory, or region against which the United States maintains economic sanctions or embargos; (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or a Person owned or controlled by, any of the Persons listed in sub-clauses (i) or (ii) above; or (iv) a Person with whom dealings are prohibited or restricted on account of any economic sanctions laws, regulations, or directives, of the United States, if the sale or supply, or any other transaction, directly or indirectly, to or with such Person could cause Buyer or Seller to be in violation of such laws, regulations, or directives.

“Seller” has the meaning set forth in the Preamble.

“Shenghe” means Shenghe Resources Holding Co. Ltd, a company organized under the laws of the People’s Republic of China.

“SWB” has the meaning specified in Section 6.2(a).

“Tax” or “Taxes” means all taxes, assessments and other governmental charges, duties, royalties and impositions, including any interest, penalties, tax installment payments or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes (including federal, provincial, state and local income taxes), non-resident withholding taxes, sales and use taxes, branch profit taxes, ad valorem taxes, excise taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, production taxes, transfer taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Term” has the meaning specified in Section 3.1.

“US GAAP” means generally accepted accounting principles in the United States.

“Weekly Shipping Forecast” has the meaning specified in Section 5.5.

“Year” means the period from 1 January to 31 December in any calendar year.

Section 1.2    Interpretation.

(a)    When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of or to this Agreement, unless the context requires otherwise.

(b)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)    Whenever the words “hereof,” “herein,” “hereunder” or “hereto” are used in this Agreement, they shall be deemed to refer to this entire Agreement and not any particular provision.

(e)    References in this Agreement to (i) “$” shall mean United States Dollars, and (ii) the singular shall include the plural, and the plural shall include the singular, unless the context requires otherwise.

(f)    References in this Agreement to (i) any agreement, instrument or other document means such agreement, instrument or other document and any attachments, exhibits, annexes and schedules thereto, in each case, as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, or (ii) any statute includes all regulations promulgated under such statute, and any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

(g)    This Agreement shall be construed according to its fair meaning, taken as a whole, as if it had been prepared jointly by the Parties, and not as if it had been prepared by one Party.

ARTICLE 2

SALE AND PURCHASE OF OFFTAKE PRODUCTS

Section 2.1    Sale and Purchase of Offtake Products. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and deliver to Buyer the Offtake Products in the quantities determined in accordance with Section 5.2 and Section 5.4, and Buyer agrees to purchase and take delivery of, all such Offtake Products.

Section 2.2    Sales Commission. In consideration of the efforts and costs incurred by Buyer to market and sell the Offtake Products to end users, the Parties agree that a sales commission fee of $[***] per Month (the “Commission Fee”) shall be due to Buyer, and applied to reduce the Gross Profits in relation to such Month pursuant to this Section 2.2 and the definition of “Gross Profits.” The Commission Fee shall cover all of [***], but shall not cover any [***] paid by Buyer, if any. Buyer shall use all good faith efforts to mitigate and minimize such [***] prior to their incursion. All reasonable, documented and agreed [***] paid by Buyer, after exhausting good faith efforts to mitigate and minimize the same, shall be reimbursable by Seller through an increase in the Prepaid Balance. The treatment of all other non-routine or extraordinary costs (that are neither [***] nor [***]), such as non-routine end customer transportation allowances, shall be negotiated in good faith between the Parties.

Section 2.3    Offtake Products. Subject to variations in mine output and the output of the Mountain Pass Facility, the Offtake Products shall include the rare earth products set forth on Schedule 1.

ARTICLE 3

CONDITION PRECEDENT; TERM OF AGREEMENT

Section 3.1    Condition Precedent; Term of Agreement.

(a)    This Agreement shall come into full force and effect only upon satisfaction of the condition precedent that the date of Shenghe’s Full Funding (as defined in the Framework Agreement), in accordance with the terms and conditions of the Framework Agreement has been achieved (such date, the “Effective Date”). Until the date Shenghe’s Full Funding is achieved (in satisfaction of the foregoing condition precedent), this Agreement shall have no force or effect. If Shenghe’s Full Funding is not achieved by or within the time period contemplated by the Framework Agreement, then this Agreement shall no longer be capable of coming into force and effect, and be deemed null and void, in which case the Original Offtake Agreement shall continue in full force and effect.

(b)    Unless this Agreement is terminated earlier in accordance with the provisions of Section 14.2, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the Expiration Date (the “Term”).

(c)    For certainty, any outstanding obligations or liabilities arising during the Term, including for the payment of any Monthly Offtake Quantities or Offtake Shortfall, shall expressly survive any expiration or termination of this Agreement.

ARTICLE 4

PREPAYMENT AMOUNT; PREPAID BALANCE

Section 4.1    Prepayment Amount. As of the Effective Date, the Prepayment Amount consists of the following amounts delivered by Buyer (or a party designated by Buyer): (i) an aggregate amount of $[***] pursuant to the Original Offtake Agreement (the “Initial Prepayment Amount”); (ii) an aggregate amount of $[***] pursuant to the PTAALA (the “Permit Transfer Additional Advance”); and (iii) an aggregate amount of $[***] pursuant to the Framework Agreement (the “Advance Purchase Price Payment Amount” or “APPPA”). The foregoing amounts were delivered in consideration of and as prepayment for the sale and delivery of the Offtake Products under this Agreement. No interest shall accrue on, or be payable in respect of, the Initial Prepayment Amount, the Permit Transfer Additional Advance or the Advance Purchase Price Payment Amount.

Section 4.2    Prepaid Balance.

(a)    For certainty, the Prepaid Balance as of the Effective Date shall reflect all recoupment adjustments made through such date pursuant to Section 7.1 of the Original Offtake Agreement. Upon the Effective Date, the Prepaid Balance as of such date shall be set forth where indicated on Schedule 2.

(b)    The Parties acknowledge and agree that (i) as of the execution date of this Agreement the aggregate amount of prepayments delivered by Buyer (or a party designated by Buyer) pursuant to the Offtake Agreement and the PTAALA is $[***], and (ii) as of March 31, 2020, the estimated aggregate amount recouped pursuant to Section 7.1 of the Original Offtake Agreement is $[***], which amount consists of (x) $[***] recouped as of December 31, 2019 and (y) an estimated $[***] recouped during the period from January 1, 2020 through March 31, 2020.

ARTICLE 5

OFFTAKE OBLIGATIONS AND PROCEDURES

Section 5.1    Basic Obligation. Subject to and in accordance with the terms and conditions of this Agreement, during the Term of this Agreement, Seller shall sell and deliver to Buyer, and Buyer shall be obligated to pay for and take delivery of, on a firm take or pay basis, the Offtake Products in the quantities determined in accordance with Section 5.2 and Section 5.4. Buyer shall be obligated to pay for all such quantities of Offtake Products determined in accordance with Section 5.2 and Section 5.4, whether or not Buyer is able to take, or actually takes, delivery of such Offtake Products. [***].

Section 5.2    Offtake Product Quantities.

(a)    For each Month during the Term, Seller shall sell and deliver to Buyer, and Buyer shall be obligated to pay for and take delivery of, one hundred percent (100%) of the Offtake Products made available by Seller to Buyer during such Month.

Section 5.3    Annual Planning.

(a)    At least three (3) months prior to the start of each Contract Year, Seller shall deliver to Buyer a written notice (an “Annual Production Forecast”) providing a non-binding forecast of the Production Quantities of the Facility expected to be made available for sale and delivery during each Contract Quarter of the following Contract Year.

(b)    No later than fifteen (15) days after the date of receipt by Buyer of the Annual Production Forecast, Buyer shall deliver to Seller a written notice (the “Annual Request Notice”) specifying the types and respective quantities of Offtake Products that Buyer requests be made available for delivery to Buyer during each Contract Quarter specified in the Annual Production Forecast, provided that the quantities of Offtake Products specified by Buyer in the Annual Request Notice shall be in an aggregate quantity equal to one hundred percent (100%) of the total Production Quantities of the Facility expected to be made available for sale and delivery during such Contract Year.

(c)    At least two (2) months prior to the start of each Contract Year, and subject to receiving the applicable Annual Request Notice from Buyer, Seller shall, after taking into due consideration the types and respective quantities of Offtake Products specified by Buyer in the Annual Request Notice, deliver to Buyer a written notice (an “Annual Production Notice”) specifying the estimated types and respective quantities of Offtake Products expected to be made available for delivery to Buyer during each relevant Contract Quarter of the following Contract Year.

Section 5.4    Nomination and Notice Procedures.

(a)    At least forty five (45) days prior to the start of each Contract Quarter, Seller shall deliver to Buyer a written notice (a “Quarterly Production Notice”) providing a non-binding forecast of the total Production Quantities of the Facility expected to be made available for sale and delivery during each Month of such Contract Quarter. Following delivery of the Quarterly Production Notice, Seller shall promptly notify Buyer in writing of any material adjustments to the estimates of the types and respective quantities of Offtake Products expected to be made available for delivery to Buyer in order to facilitate Buyer’s marketing efforts and planning. Such adjustments shall be reflected in the Monthly Production Notices to be delivered by Seller in accordance with Section 5.4(b) for the availability of Offtake Products during each Month of the relevant Contract Quarter.

(b)    At least thirty (30) days prior to the start of each Month, Seller shall deliver to Buyer a written notice (a “Monthly Production Notice”) specifying the total Production Quantities of the Facility and the anticipated specifications of the same made available for sale and delivery during such Month. Following delivery of the Monthly Production Notice, Seller shall promptly upon becoming aware notify Buyer in writing of any material adjustments to the estimates of the types and respective quantities of Offtake Products expected to be delivered to Buyer based on Seller’s actual production, in order to facilitate Buyer’s marketing efforts and planning.

(c)    At least fifteen (15) days prior to the start of each Month, Buyer shall deliver to Seller a written notice (a “Monthly Offtake Notice”) that confirms the types, specifications and respective quantities of Offtake Products that Buyer shall take delivery of during such Month (the “Monthly Offtake Quantities”), provided that the Monthly Offtake Quantities shall cover (i.e., shall equal) one hundred percent (100%) of the Offtake Products made available for delivery to Buyer during such Month pursuant to the Monthly Production Notice.

(d)    Each such Monthly Offtake Notice shall constitute a firm obligation on the part of Seller to provide, and Buyer to take delivery of and pay for, the Monthly Offtake Quantities, provided that such Monthly Offtake Quantities shall be commensurately adjusted based on adjustments to actual Production Quantities of the Facility as set forth in an updated Monthly Production Notice. In the event Buyer fails to deliver a timely

Monthly Offtake Notice, the quantities set forth in Seller’s latest updated Monthly Production Notice shall constitute the “Monthly Offtake Quantities” for all purposes hereunder, including this Section 5.4(d) and Section 5.8, as if Buyer had duly delivered the Monthly Offtake Notice.

Section 5.5    Scheduling of Deliveries. Unless the Parties mutually agree otherwise, the Monthly Offtake Quantities for each Month shall be scheduled to ship from the Facility for delivery to Buyer on a weekly basis. Prior to the end of each week, Seller shall deliver to Buyer a forecast of the portion of the Monthly Offtake Quantities anticipated to be shipped from the Facility during the following week (a “Weekly Shipping Forecast”). Each Weekly Shipping Forecast will include the relevant sales order number, the types, specifications and respective quantities of Monthly Offtake Quantities, the relevant product codes, the Delivery Point, and such other information as the Parties mutually agree.

Section 5.6    Delivery; Customs.

(a)    Seller shall deliver the Monthly Offtake Quantities to Buyer at the Delivery Point. The delivery of Monthly Offtake Quantities comprised of (i) light rare earth concentrate shall, unless the Parties mutually agree otherwise, be on cost, insurance and freight (CIF) basis to the Delivery Point, and (ii) any other Offtake Products will be on delivery terms to be mutually agreed between the Parties from time to time.

(b)    Seller shall be responsible for preparing all customs documentation required by any U.S. Governmental Authority to clear any Monthly Offtake Quantities for export from the United States. Buyer shall take all reasonable actions to facilitate and support Seller in procuring customs clearance of Monthly Offtake Quantities for export from the United States.

(c)    Buyer shall be responsible for all customs documentation, tariffs and Taxes required by any Governmental Authority to clear any Monthly Offtake Quantities for import at or from the Delivery Point.

Section 5.7    Title and Risk. Title to and risk of loss of Monthly Offtake Quantities comprised of (i) light rare earth concentrate delivered on a CIF basis pursuant to Section 5.6(a) shall, in accordance with Incoterms, pass to Buyer at the point such Monthly Offtake Quantities are loaded onto the vessel of the carrier selected by Seller at the port of departure, and (ii) any other Offtake Products shall pass to Buyer in accordance with the delivery terms mutually agreed between the Parties pursuant to Section 5.6(a). Buyer shall be responsible for all Covered Costs (but not Extraordinary Charges) after title to and risk of loss of the Monthly Offtake Quantities has passed to Buyer. Seller shall indemnify, defend and hold harmless Buyer from any and all third party claims arising with respect to the Monthly Offtake Quantities or any loss thereof prior to the point that title and risk of loss has passed to Buyer. Buyer shall indemnify, defend and hold harmless Seller from any and all third party claims arising with respect to the Monthly Offtake Quantities or any loss thereof after the point that title and risk of loss has passed to Buyer.

Section 5.8    Offtake Shortfall.

(a)    For any Month during the Term of this Agreement, if the quantity of Offtake Products taken by Buyer during such Month is less than the Monthly Offtake Quantities in effect for such Month, then the difference shall be considered an “Offtake Shortfall”. Notwithstanding the occurrence of an Offtake Shortfall, Buyer shall be obligated to pay and deliver to Seller the Purchase Price for the full amount of the Monthly Offtake Quantities in effect for such Month as reflected in the Monthly Offtake Notice or latest updated Monthly Production Notice, as applicable, including for the amounts constituting the Offtake Shortfall, provided that such Monthly Offtake Quantities cannot be greater than Seller’s actual production. For certainty, Buyer will not be paying for Monthly Offtake Quantities unless they are actually made available to Buyer.

(b)    Provided Buyer has satisfied its obligation to pay the Purchase Price in respect of an Offtake Shortfall, Buyer shall be entitled take delivery of such Offtake Shortfall. Buyer shall be responsible for all costs arising from or relating to its failure or delay in taking delivery of any such Offtake Shortfall, including any demurrage costs, port surcharges and storage costs, and all such costs shall not be included in the calculation of (or otherwise reduce) Buyer’s Gross Profits or otherwise affect the recoupment of the Prepaid Balance.

Section 5.9    No Excused Performance. In the event Buyer fails to provide any notice that Buyer is required to deliver pursuant to Section 5.4, or otherwise fails to provide any other notice or take any other action necessary to give effect to the purposes of Section 5.4, Buyer shall nevertheless be obligated to pay such amount that covers payment for the total quantities of Offtake Products required to be paid for by Buyer in accordance with Section 5.4 and Section 5.8, regardless of whether or not Buyer ever intends to take or actually takes delivery of such Offtake Products.

Section 5.10    Sales of Offtake Products to Third Parties.

(a)    In the event of any sale by Seller of any Offtake Products to any other party during the Term of this Agreement in breach of Section 5.1, [***], and Seller shall deliver to Buyer a payment equal to [***] percent ([***]%) of Seller’s revenue from such sale. Upon Buyer’s receipt of such payment, [***].

(b)    Buyer shall have the right, at any time at Buyer’s request and cost, to inspect the books and records of Seller pertaining to the sale of Offtake Products by Seller to any other party and the revenue received by Seller therefrom, provided that if such inspection demonstrates any amount of revenue received by Seller is materially greater than the amount previously reported by Seller, then Seller shall be obliged to pay to Buyer a payment equal to [***] percent ([***]%) of the difference between such amounts and Buyer shall also be entitled to recover from Seller the cost of such inspection.

ARTICLE 6

PURCHASE PRICE AND PAYMENT

Section 6.1    Purchase Price. The actual purchase price to be paid for Monthly Offtake Quantities comprised of: (a) light rare earth concentrate, shall be equal to the Market Price for such product less a [***] percent ([***]%) discount, which discount may be adjusted based on market conditions upon further agreement between the Parties, provided that, if the Effective Date occurs in accordance with Section 3.1(a) on or before June 8, 2020, then the discount provided in this clause (a) shall be adjusted to [***] percent ([***]%), and provided further that, notwithstanding the preceding proviso, in the event any import duties, tariffs or other similar charges or assessments are imposed on light rare earth concentrate, then the discount provided in this clause (a) shall thereafter remain at, or automatically revert (if an adjustment has already been made pursuant to the preceding proviso) and remain at, [***] percent ([***]%), and (b) any other Offtake Products, shall be equal to the Market Price for each such product less a discount to be mutually agreed between the Parties (in each case, after reflecting the applicable discount, the “Purchase Price”).

Section 6.2    Payments and Invoices.

(a)    After any shipment of Monthly Offtake Quantities has been loaded onto the vessel of the carrier selected by Seller at the port of departure, such carrier will issue to Seller a seaway bill (such bill or similar documentation, an “SWB”) listing the actual quantities (by containers and weights) loaded onto such vessel.

(b)    Upon receipt of an SWB, Seller shall deliver to Buyer a copy of the SWB along with a calculation of the total payment due for the shipment based on the actual quantities of Monthly Offtake Quantities shipped and the agreed Purchase Price for such products. Within three (3) Business Days after Buyer’s receipt of the foregoing, Buyer shall pay the total amount due for the shipment of Monthly Offtake Quantities, based on the calculation of the payment due so delivered by Seller. Seller shall not change the information of consignee in the SWB without written confirmation from Buyer.

(c)    Seller shall subsequently deliver to Buyer a formal invoice that sets forth the actual products and quantities shipped in the particular shipment, the Purchase Price paid (or to be paid if not already paid for any reason) by Buyer for such quantities, the Gross Profits for such quantities, the relevant sales order number, the relevant product codes, the Delivery Point, any adjustments (if necessary) to account for any variations between the payment already made by Buyer and the total payment due under such invoice, and such other information as the Parties mutually agree.

Section 6.3    Currency and Manner of Payments. Unless mutually agreed otherwise, all payments due under this Agreement shall be made in United States Dollars by wire transfer of immediately available funds to a bank account designated in writing by the Party entitled to receive payment.

Section 6.4    Payment or Invoice Disputes.

(a)    In the event either Party, acting reasonably and in good faith, disputes any invoice or payment to be made hereunder pursuant to Section 6.2, it shall immediately provide the other Party with a written explanation setting forth the reasons for such dispute. An invoice, payment or related calculation may be disputed only if written notice of such dispute is delivered to the other Party within thirty (30) days after either the date of receipt of such invoice, documentation, payment calculation or notice giving rise to the dispute, after which time such invoice, documentation, calculation or notice shall be deemed correct and accepted by both Parties.

(b)    No later than thirty (30) days after the date on which any Dispute is resolved, the amount of any overpayment or underpayment shall be payable by Seller or Buyer, as the case may be, to the other Party, provided that the amount owed in respect of any such overpayment may be credited to the next payment due from Buyer under Section 6.2, and shall be reflected in the corresponding invoice(s) for the shipment(s) covered by such next payment.

(c)    If the Parties are unable to resolve any payment or invoice Dispute, then either Party shall be entitled to refer such Dispute for resolution pursuant to Section 15.2.

ARTICLE 7

RECOUPMENT

Section 7.1    Recoupment.

(a)    During the Term of this Agreement, the Prepaid Balance will be adjusted to take into account (i) all of the Gross Profits received by Buyer from its sales of the Offtake Products, (ii) all payments made to Buyer in connection with Seller’s sales of Offtake Products pursuant to Section 5.10, (iii) all payments made to Buyer in respect of Seller’s Net Income in accordance with Section 7.1(b), (iv) all payments made to Buyer from the cash proceeds of Asset Sales in accordance with Section 7.1(c), and (v) all other payments made by Seller to Buyer (whether from the proceeds of a third party financing or from any other source) that are designated by Seller as payments made in order to reduce the Prepaid Balance.

(b)    Commencing with the Contract Year ending December 31, 2020, an amount equal to one hundred percent (100%) of the Net Income of Seller will be used to repay the outstanding Prepaid Balance within five (5) Business Days following the completion of the audit of Seller’s financial statements by KPMG or another qualified audit firm of international repute; provided, however, that to the extent there is any Net Income in any given Contract Year, such Net Income (up to the amount of the Prepaid Balance) shall be so repaid by no later than April 30 of the following year; and provided, further, that solely for the purpose of calculating the Net Income payable to Buyer hereunder, such Net Income shall be adjusted to take into account any discount on the Market Price of the Offtake Products as provided herein that reduced the Purchase Price paid by Buyer, or any Gross Profit earned by Buyer, and in each case that was nevertheless counted as Seller’s revenue or income.

(c)    Within thirty (30) days after receipt of proceeds from any Asset Sale consummated prior to the Recoupment Date, Seller will pay to Buyer an amount equal to the lesser of (i) 100% of the Net After-Tax Profits from such Asset Sale, and (ii) the remaining amount of the Prepaid Balance. Notwithstanding the foregoing, this obligation shall be subject to the February 2019 Letter Agreement, and the proceeds from any Asset Sale covered by the February 2019 Letter Agreement may be applied in accordance with the provisions of that agreement.

Section 7.2    Recoupment Procedures.

(a)    For purposes of ensuring an accurate accounting of the Prepaid Balance, all sales by Buyer to its customers during the Term of this Agreement will be on a transparent basis. Accordingly, Buyer shall be obligated to disclose to Seller the identity of each of its customers that purchases any of the Offtake Products, the purchase price paid by each such customer, and, for Offtake Products delivered on a non-CIF basis, the direct out of pocket transportation and logistics expenses incurred by Buyer (if any) associated with such sales of Offtake Products.

(b)    Seller will maintain an account of all sales of the Offtake Products in a form satisfactory to Buyer, including, at a minimum, the information set forth on Schedule 2 (the “Recoupment Schedule”), which shall be updated regularly to reflect the information provided by Buyer pursuant to Section 7.2(c) below. The Recoupment Schedule shall set forth (i) the Offtake Products and Purchase Prices for each Month (including all associated direct out of pocket transportation and logistics expenses for Offtake Products delivered on a non-CIF basis), (ii) Buyer’s corresponding sales of such Offtake Products for each corresponding Month, (iii) the Gross Profits for each relevant Month, (iv) the Gross Profits from the Commercial Operations Date through the date of preparation of the Recoupment Schedule, and (v) the Prepaid Balance as the date of preparation of the Recoupment Schedule. The Recoupment Schedule shall additionally be updated to reflect the amount of any payments from time to time made by Seller to Buyer as referred to in clauses (ii), (iii), (iv) or (v) of the definition of Prepaid Balance.

(c)    No later than [***] ([***]) days after the end of each Month, Buyer shall deliver to Seller complete and accurate copies of all customer invoices and other records for such Month demonstrating the sales prices, associated direct transportation and logistics expenses for Offtake Products delivered on a non-CIF basis, and Gross Profits applicable to all of the Offtake Products sold during such Month. Seller shall have the right, at any time at Seller’s request and cost, to inspect the books and records of Buyer pertaining to the sale of Offtake Products, provided that if such inspection demonstrates a material discrepancy with the information previously provided by Buyer, then in addition to adjusting appropriately the Recoupment Schedule and outstanding Prepaid Balance, Seller shall also be entitled to recover from Buyer the cost of such inspection. Seller undertakes to keep confidential the information Seller obtains through such inspection, should it occur.

Section 7.3    Inspection of Seller Financials. Buyer shall have the right, at any time during the sixty (60) day period following a payment made in respect of Net Income pursuant to Section 7.1(b), and at Buyer’s request and cost, to inspect the books and records of Seller in relation to such Net Income payment, and if such inspection demonstrates a material discrepancy between the information contained therein and the information previously provided by Seller in relation to such Net Income payment, then Seller shall make appropriate adjustments to the Recoupment Schedule and outstanding Prepaid Balance, and Buyer shall be entitled to recover from Seller the cost of such inspection. Buyer undertakes to keep confidential the information Buyer obtains through such inspection, should it occur.

ARTICLE 8

MARKETING CONSIDERATIONS AND REQUIREMENTS

Section 8.1    Certain Restrictions and Considerations. Buyer hereby agrees that all of its own marketing and sales of Offtake Products to third parties shall be based solely on commercial considerations, subject to the requirements that: (i) priority shall be given to customers in the U.S. and European markets and such other geographical markets as Seller may specify from time to time, provided that the commercial terms for such sales must be reasonably comparable to the commercial terms on which the same Offtake Products can be expected to be sold to a customer located outside such markets, taking into account, among other things, the price, quantity, and availability of supply; and (ii) such sales are in compliance with U.S. legal requirements and U.S. national security policies or guidelines.

Section 8.2    Limited Geographical Restrictions. Buyer shall be permitted to promote, market, sell and distribute all of the Offtake Products anywhere in the world, except as provided in Section 16.11(c) or Section 16.11(d).

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Section 9.1    Representations and Warranties of Buyer and Seller. Each of Buyer and Seller represents and warrants to the other Party that, as of the date hereof:

(a)    it is a company duly organized and validly existing under the law of its jurisdiction of organization, and has all requisite company power, capacity and authority to own its assets and to conduct its business as currently conducted and to perform its obligations under this Agreement;

(b)    all requisite company action to authorize the execution, delivery and performance by such Party of this Agreement has been taken;

(c)    the execution, delivery and performance by such Party of this do not and will not (i) conflict with any provision of its constitutive or organizational documents, and (ii) contravene or violate any Law applicable to such Party;

(d)    this Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and

(e)    there is no pending or, to the knowledge of such Party, threatened action, suit or proceeding affecting such Party before any court, Governmental Authority or arbitrator that could reasonably be expected to adversely affect its ability to perform its obligations under this Agreement or affect the legality, validity, and enforceability of this Agreement.

Section 9.2    Additional Representations and Warranties of Seller. Seller further represents and warrants that, at the time of delivery of any Offtake Products to Buyer, Seller shall have good and marketable title to such Offtake Products so delivered, and that such Offtake Products shall be delivered to Buyer free and clear of all encumbrances.

Section 9.3    Disclaimer of Additional Warranties. Except as set forth in Section 16.11 and this Article 9, neither Party makes, and each Party hereby disclaims, any other warranty whatsoever, whether express or implied, including any implied warranty of merchantability or fitness for a particular purpose.

ARTICLE 10

TAXES

Section 10.1    Taxes. All amounts paid under this Agreement shall be made without deduction or withholding for, or on account of, any Taxes, unless such withholding or deduction is required by applicable Law (“Deducted Taxes”). If by operation of Law or otherwise, Deducted Taxes (other than in respect of income Taxes) are required to be deducted or withheld from any amount payable under this Agreement, the Party making such payment shall pay such additional amount as is necessary to ensure that the net amount received by the receiving Party, after deduction of any such Deducted Taxes imposed with respect to such payment, equals the amount that the receiving Party would have received if such Deducted Taxes had not been deducted or withheld from such payment. To the extent a Party pays to an applicable Governmental Authority any Taxes that gives rise to a gross-up as contemplated by this Section 10.1, that Party shall provide to the other Party reasonable documentation of the payment of such Taxes within ten (10) days of such payment.

Section 10.2    Tax Refunds. Buyer and Seller shall use commercially reasonable efforts to seek a refund of any Taxes contemplated in Section 10.1 and required to be paid by them. If Buyer or Seller (i) receives a refund of any such Taxes, and (ii) has received an additional payment or amount from the other Party pursuant to Section 10.1 in respect of such Taxes, Buyer or Seller, as the case may be, shall promptly remit to the other Party an amount equal to such refund (up to an amount equal to any such Taxes actually paid by Buyer or Seller, as the case may be), together with any interest paid to Buyer or Seller, as the case may be, net of any reasonable expenses associated with the obtaining of such refund.

Section 10.3    Tax Returns. Each of Seller and Buyer shall file, at its own expense, all returns and other documentation required by applicable Law to be filed by it in connection with any Taxes in respect of which it has paid additional amounts pursuant to Section 10.1.

ARTICLE 11

FORCE MAJEURE

Section 11.1    Force Majeure. Subject to Section 11.2, “Force Majeure” means any event or circumstance that (x) is beyond the reasonable control of the Party claiming Force Majeure, (y) could not have been avoided by such Party if it had acted with reasonable foresight and in a reasonable and prudent manner, and (z) renders such Party unable to perform its obligations under this Agreement (except in relation to any inability to satisfy obligations to make payments due under this Agreement for any reason other than the events and circumstances set forth in clause (d) below), whether in whole or in part. Without limiting the generality of the foregoing, “Force Majeure” shall include, in the case of Seller, each of the events and circumstances set forth in the following clauses (a) – (i), and, in the case of Buyer, each of the events and circumstances set forth in the following clauses (a) – (d):

(a)    fire, explosion, flood, atmospheric disturbance, lightning, storm, typhoon, hurricane, tidal wave, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic or other natural disaster;

(b)    acts of war (whether declared or undeclared), terrorism or threat thereof, riot, civil war, blockade, insurrection, sabotage, act of public enemies, civil disturbance, strike, lockout or other industrial disturbance;

(c)    acts of Governmental Authorities or any Law, or taking or confiscation (whether or not action under law) of any facilities which directly affect a Party’s ability to perform its obligations under this Agreement;

(d)    shutdown of banking operations or other crisis affecting the banking industry, in either case that makes payment impossible for a continuous period of at least five (5) days;

(e)    accidental damage to or shutdown of the Mountain Pass Facility that cannot be prevented through reasonable efforts;

(f)    radioactive contamination or ionizing radiation affecting the Mountain Pass Facility that results in a production halt as required by Government Authorities, applicable Law or prudent industry standards;

(g)    any interruption of or failure of supplies; shortage of or unavailability of, or inability of Seller to obtain, any materials, labor, utilities and/or energy required to operate the Mountain Pass Facility;

(h)    any shortage or unavailability of, or inability to obtain equipment, machinery, or spare parts for the Mountain Pass Facility; and

(i)    as a direct or indirect consequence of failure or anticipated or threatened failure of machinery, equipment or other facilities associated with the Mountain Pass Facility.

Section 11.2    Exclusions. Notwithstanding Section 11.1, Force Majeure shall not include any of the following or any event arising out of any of the following:

(a)    market decline;

(b)    market failure;

(c)    inability to economically produce or sell the Offtake Products;

(d)    industry economic conditions or general economic conditions;

(e)    financial hardship or any inability to pay;

(f)    failure to pay money when due for any reason other than the events and circumstances set forth in Section 11.1(d); or

(g)    breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment.

Section 11.3    No Claim for Breach. Except with respect to any failure to satisfy obligations to make payments due under this Agreement for any reason other than the events and circumstances set forth in Section 11.1(d), no failure by a Party to perform any of its other obligations under this Agreement shall give rise to any claim against such Party or be deemed a breach by such Party of this Agreement to the extent that such failure arises from an event of Force Majeure.

Section 11.4    Notice. In the event that a Party is rendered unable to perform its obligations hereunder, whether in whole or in part, by a Force Majeure event, such Party shall, as soon as reasonably practicable, notify the other Party in writing stating the nature of such Force Majeure event, the date on which it commenced and its expected duration (including the extent of any suspended performance).

Section 11.5    Resumption. The Party affected by Force Majeure shall use commercially reasonable efforts to resume performance of its obligations that are affected by the event of Force Majeure as soon as practicable and will continue performing all of its obligations that are not affected by the event of Force Majeure.

ARTICLE 12

DEFAULTS AND REMEDIES

Section 12.1    Events of Default. The occurrence of any of the following events or circumstances shall constitute an event of default under this Agreement (each, an “Event of Default”):

(a)    Any failure to timely pay and deliver any payment due under this Agreement and such failure is not cured within thirty (30) days of receipt of notice from non-defaulting Party notifying the defaulting Party of such failure;

(b)    Any failure by Buyer to provide complete and accurate copies of customer invoices and other records in accordance with Section 7.2(c) and such failure is not cured within thirty (30) days of receipt of notice from Seller notifying Buyer of such failure;

(c)    Any breach by Buyer of its obligations under Article 8;

(d)    An Insolvency Event with respect to Buyer;

(e)    An Insolvency Event with respect to Seller (other than such an Insolvency Event resulting from Buyer’s failure to make payments due under this Agreement);

(f)    Any breach by a Party of its representations and warranties contained in this Agreement;

(g)    Any suspension of operations of Seller for a continuous period of six (6) months where such suspension (i) is not the result of an excused event of Force Majeure, (ii) does not arise out of any delay, failure or default on the part of Buyer or its Affiliates under this Agreement, or (iii) has not otherwise been mutually agreed between the Parties;

(h)    Any sale by Seller of any Offtake Products to any other party during the Term of this Agreement in breach of Section 5.1; and

(i)    Any other material breach by a Party of its other covenants and obligations set forth herein and such breach is not cured within thirty (30) days of receipt of notice from the non-defaulting Party notifying the defaulting Party of such breach (or such longer period of time as the non-defaulting Party may permit in writing if cure has been commenced and additional time is reasonably required).

Section 12.2    Remedies. If an Event of Default occurs and is continuing, in addition to remedies expressly provided for in this Agreement, including the right to terminate the Agreement in accordance with the provisions of Section 14.2, the non-defaulting Party shall be entitled to pursue any or all other remedies available to it at law or in equity, including claims for damages, specific performance and/or injunctive relief.

ARTICLE 13

INDEMNITY AND LIMITATIONS ON LIABILITY

Section 13.1    Indemnity.

(a)    Each Party agrees to indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective directors, officers, employees, agents and representatives from and against any and all Losses suffered or incurred by any of the foregoing Persons resulting or arising from:

(i)	any inaccuracy in or breach of any representation or warranty of such Party contained in this Agreement;

(ii)	any breach by such Party of any covenant or obligation to be performed by it pursuant to this Agreement; and

(iii)

any fraudulent or grossly negligent act or omission, or the willful misconduct of such Party, its Affiliates or its and their respective directors, officers, employees, agents and representatives in the performance of this Agreement.

(b)    A Party’s obligation to indemnify the other Party with respect to any third party claim, action or proceeding shall be conditioned upon the indemnified Party: (i) providing the indemnifying Party with prompt written notice of such claim, action or proceeding (provided that the failure to timely notify shall not terminate the indemnification obligation unless the indemnifying Party is prejudiced by such failure), (ii) permitting the indemnifying Party to assume and solely control the defense of such claim, action or proceeding and all related settlement negotiations, with counsel chosen by the indemnifying Party, and (iii) cooperating at the indemnifying Party’s request and expense with the defense or settlement of such claim, action or proceeding which cooperation shall include providing reasonable assistance and information. No indemnified Party shall enter into any settlement agreement for which it will seek indemnification under this Agreement from the indemnifying Party without the prior written consent of the indemnifying Party. Nothing herein shall restrict the right of a Party to participate in a claim, action or proceeding through its own counsel and at its own expense.

Section 13.2    Limitation on Liability. Notwithstanding anything herein to the contrary, each Party’s liability for Losses under Section 13.1 shall not exceed the Purchase Price for the Offtake Products from which such Losses arise, except with respect to any Losses arising out of (a) such Party’s fraud, gross negligence or wilful misconduct, or (b) a breach by such Party of Article 8 or Section 16.11. For certainty, the foregoing shall not affect or limit either Party’s obligations to make payments due under this Agreement other than indemnification payments due under this Article 13.

Section 13.3    No Consequential Damages. Except as expressly provided otherwise in this Agreement, in no event shall either Party be liable to the other Party for any lost profits or incidental, indirect, speculative, consequential, special, punitive or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages.

ARTICLE 14

TERMINATION AND SURVIVAL

Section 14.1    Automatic Termination. This Agreement shall automatically terminate upon the Expiration Date, without the need for any action by either Party.

Section 14.2    Optional Termination.

(a)    This Agreement may be terminated at the option of the Parties upon their mutual written agreement.

(b)    Seller may terminate this Agreement, in its discretion, upon the occurrence of a Buyer Change of Control.

(c)    If an Event of Default occurs and is continuing, the non-defaulting Party may terminate this Agreement upon written notice to the defaulting Party. For the avoidance of doubt, the Parties agree that this Agreement may not be terminated pursuant to this Section 14.2(c) as a consequence of a non-material breach.

Section 14.3    Prepaid BalanceSection 14.4 . If this Agreement is terminated by Seller pursuant to Section 14.2(b) or by Buyer pursuant to Section 14.2(c), Seller shall pay the remaining amount (if any) of the Prepaid Balance to Buyer within 30 days after such termination.

Section 14.4    Survival. The rights and obligations of the Parties set forth in Section 3.1(c) (Pre-Termination Obligations), Article 10 (Taxes), Article 12 (Defaults and Remedies), Article 13 (Indemnity and Limitations on Liability), Article 14 (Termination and Survival), Article 15 (Governing Law and Resolution of Disputes), Article 16 (Miscellaneous) and any other provision which by its nature should survive termination of this Agreement, and any obligation or liability incurred prior to termination of this Agreement (including for amounts due and payable at the time of termination), shall survive any termination of this Agreement and continue in full force and effect.

ARTICLE 15

GOVERNING LAW AND RESOLUTION OF DISPUTES

Section 15.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York the without regard to any principles of conflicts of law that would require the application of the laws of any other jurisdiction.

Section 15.2    Resolution of Disputes.

(a)    Any Dispute arising out of or in connection with this Agreement or its performance shall to the extent possible be settled amicably by negotiation and discussion between senior representatives of the Parties.

(b)    Any such Dispute not settled in accordance with Section 15.2(a) within sixty (60) days of receipt by a Party of notice of a Dispute shall be finally and exclusively resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules of Arbitration of the International Chamber of Commerce. The tribunal shall consist of three (3) arbitrators. One arbitrator shall be appointed by Seller, one arbitrator shall be appointed by Buyer, and the third arbitrator shall be appointed by the other two arbitrators. The seat of the arbitration shall be London, England and the language of the arbitration shall be English. The arbitration award shall be final and binding on the Parties and shall include an allocation of the costs.

(c)    Notwithstanding the foregoing agreement to arbitrate, either Party shall have the right to seek equitable or injunctive relief, including specific performance, in any court of competent jurisdiction.

ARTICLE 16

MISCELLANEOUS

Section 16.1    Notices.

(a)    Unless provided otherwise in this Agreement, any notice or other communication required or permitted to be given under this Agreement shall be in writing and, subject to Section 16.1(b), shall be deemed to have been properly given or delivered when delivered personally to the Party to whom directed, or upon receipt of confirmation of delivery when delivered by facsimile transmission, email or an internationally recognized overnight courier service to the Party to whom directed, and addressed to the Party to whom directed at the following address:

(i)    Seller:

MP Mine Operations LLC

67750 Bailey Road, HC1 Box 224

Mountain Pass, CA 92366

Attention: Chief Executive Officer

With copies to:

MP Mine Operations LLC

6720 Via Austi Parkway

Suite 450

Las Vegas, NV 89119

Attention: Managers and General Counsel

(ii)    Buyer:

Shenghe Resources (Singapore) International Trading Pte. Ltd.

21-106, 18 Shanhudonglu

Nanjing, China

Attention: Chairman

(b)    In the event any notice or other communication given in accordance with this Section 16.1 is delivered after 5:00 pm local time at the place of delivery, such notice or other communication shall be deemed to have been delivered on the next Business Day. Either Party may change its address by giving fifteen (15) days prior written notice of its new address to the other Party.

Section 16.2    Further Assurances. Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary or appropriate to effectuate the provisions of this Agreement and the transactions contemplated hereby.

Section 16.3    No Partnership. Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between Seller and Buyer.

Section 16.4    Public Disclosure. Each Party agrees that it shall not make any disclosure of the existence or terms of this Agreement or the transactions contemplated hereby without obtaining the approval of the other Party as to the contents of such disclosure, except to the extent that any such disclosure shall be required by applicable Law or Governmental Authority in which case the Party required to make such disclosure shall use reasonable efforts to give the other Party reasonable prior notice thereof (including the contents of such disclosure) and obtain confidential treatment of such disclosure from the relevant Governmental Authority. Notwithstanding the foregoing, the Parties acknowledge and agree that the Original Offtake Agreement (including pre-execution drafts of the same) and the transactions contemplated thereby and hereby may be (and may have been) disclosed to the Committee on Foreign Investment in the United States.

Section 16.5    Entire Agreement. This Agreement (including any Schedules or Exhibits hereto) and the Framework Agreement constitute the entire agreement between the Parties with regard to the subject matter hereof and cancel and supersede any prior understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Section 16.6    Assignment. This Agreement may be assigned by either Party to an Affiliate of such Party, provided that (i) unless released by the other Party, the assigning Party shall remain fully liable for all of its obligations hereunder, and (ii) the assignee shall assume in writing all of the obligations of the assigning Party hereunder. Except as provided in the immediately preceding sentence, neither Party may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 16.7    Amendments. This Agreement may not be amended, modified or supplemented in any manner, except pursuant to a written instrument signed on behalf of each of the Parties.

Section 16.8    Severability. If any provision of this Agreement is determined by an arbitral tribunal or court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect. The Parties agree that they will negotiate in good faith to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

Section 16.9    Beneficiaries; Successors and Assigns. This Agreement is for the sole benefit of the Parties and shall inure to the benefit of and be binding upon their respective successors and permitted assigns. Except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

Section 16.10    Waivers. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Section 16.11    Compliance. In connection with this Agreement and the transactions contemplated hereby:

(a)    Each Party represents and warrants that it has complied with, and covenants that it shall continue to comply with, all applicable Laws, including those pertaining to legitimate and ethical business practices in its commercial operations and dealings with government entities and officials (including, specifically, the United States Foreign Corrupt Practices Act of 1977); and

(b)    Each Party shall not directly or indirectly offer, pay, promise to pay or authorize the payment of any cash or other item of value to (i) any official, employee or representative of any government or of any public international organization, any officer or employee of a government-owned or controlled enterprise, any candidate for political office, or any political party or political party official, in order to influence any act or decision, or induce such official, employee, representative, officer or other Person to exercise influence or otherwise secure any improper advantage; or (ii) any other Person in any manner that would constitute commercial bribery or kickback or otherwise violate any anti-corruption or anti-bribery laws applicable to either Party.

(c)    Each Party will not, directly or indirectly, sell, supply, or permit the sale or supply, of Offtake Products to any Sanctioned or Designated Person.

(d)    Each Party represents and warrants that it has not undertaken, and covenants that will not undertake, in any event, any transaction of any type (including with respect to any payment hereunder including any Prepayment Amount) involving a Sanctioned or Designated Person, or that would otherwise cause Buyer or Seller to be in violation of any applicable law.

Section 16.12    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute the same document and the signature pages from any counterpart may be appended to any other counterpart to assemble fully executed counterparts. Counterparts of this Agreement may also be exchanged via electronic means and the electronic or facsimile signature of any Party’s signature shall be deemed to be an original signature for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first written above.

MP MINE OPERATIONS LLC

By:	/s/ Michael Rosenthal
Name: Michael Rosenthal
Title: Manager

SHENGHE RESOURCES (SINGAPORE)
INTERNATIONAL TRADING PTE. LTD.

By:	/s/ Lu Shasha
Name: Lu Shasha
Title: Director and General Manager

Signature Page to Amended and Restated Offtake Agreement

SCHEDULE 1

OFFTAKE PRODUCTS

1.	Light rare earth concentrates

Specifications: the total rare earth oxide (“TREO”) content shall be no lower than [***]% (on dry basis), moisture content shall be no higher than [***]% and the (Pr6O11+Nd2O3)/TERO shall be no lower than [***]%

2.	Separated rare earth oxides, including Neodymium-Praseodymium, but excluding Lanthanum and Cerium

Specifications:

TREO content shall be no lower than [***]%;

LOI shall be no higher than [***]%;

Pr6O11+Nd2O3 shall be no lower than [***]%;

Pr6O11/TREO shall be [***]% and Nd2O3/TREO shall be [***]%;

La2O3/TREO shall be no higher than [***]%;

CeO2/TREO shall be no higher than [***]%;

Sm2O3 shall be no higher than [***]%;

Y2O3/TREO shall be no higher than [***]%

Fe2O3 shall be no higher than [***]%;

CaO shall be no higher than [***]%;

Al2O3 shall be no higher than [***]%;

Na2O shall be no higher than [***]%;

SiO2 shall be no higher than [***]%;

SO42- shall be no higher than [***]%;

Cl- shall be no higher than [***]%.

3.	Heavy rare earth concentrates, which include Samarium, Europium, Gadolinium, Terbium, Dysprosium

Specifications: TREO content shall be no lower than [***]%,

Dy/TREO shall be no lower than [***]%

Tb/TREO shall be no lower than [***]%